EXHIBIT 10.1

BINDING

LETTER OF INTENT (LOI)

This Letter of Intent (“LOI”) sets forth the terms and conditions for a proposed acquisition and financing by Cosmos Health Inc. (“Cosmos”), a corporation organized under the laws of the State of Nevada, with Company I.R.S number (27-0611758),located at 141 West Jackson Boulevard, Suite 4236, Chicago, IL 60604, of Docpharm Gmbh. (the “Company” or “docpharm®”), a company organized under the laws of Germany with Company registration number HRB 782055, located at Borsigstrasse 3, 71263, Weil der Stadt, Germany.

The Company is an ISO certified and licensed under GDP (Good Distribution Practices) pharmaceutical company that imports and distributes medicines, pharmaceutical products and medical devices. Moreover, the Company holds a wholesaler license issued from the local government of Baden Württemberg and owns a substantial number of medicine and medical device licenses, that enable the company to be engaged in the distribution business of pharmaceutical products within Germany (all licenses and related permits and authorizations, collectively, the “Assets”).

This LOI is intended to be a binding agreement setting out the basic terms of the acquisition and financing and shall be superseded by a definitive Sales and Purchase Agreement (“SPA”) and related transaction documents as described herein (“Transaction Documents”) entered by the parties governing the Transaction (as defined below).

Proposed Transaction:

Cosmos shall, directly or indirectly through a subsidiary, acquire all of the outstanding shares of capital stock in the Company together with all of its Assets (the “Shares”), free and clear of all encumbrances, in exchange for cash, payable (or issued) to the Company or other controlling entity or person (the “Transaction”). Cosmos shall further provide funds for financing the growth and working capital of the company according to the business-plan, which has to be agreed among both parties.

Due Diligence:

Further to the documents and information already shared with Cosmos following the Confidentiality Agreement signed by the Parties and after the date of this LOI, the Company’s management shall allow Cosmos and its advisors full access to the Company’s facilities, records, key employees and advisors for the purpose of completing Cosmos’s due diligence review. The due diligence investigation will include, but is not limited to, a complete review of the Company's financial, legal, tax, environmental, intellectual property and labor records and agreements, and any other matters as Cosmos’s accountants, tax and legal counsel, and other advisors deem necessary.  For the avoidance of doubt, the due diligence might include a  PCAOB audit of the Company.

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SPA Purchase Price:

Cosmos, the Company and its owners agree that the purchase price for the acquisition of Shares and Company Assets shall be a fixed amount in cash of EUR 800,000 paid to the Company’s owners , as defined in Annex 1.

Financing :	Cosmos agrees to provide a financing facility at the amount of EUR 1,000,000 available at Company’s bank account, as defined in Annex 1.

Conditions:

Cosmos’s obligation to close the proposed Transaction via the execution of the definitive SPA and other Transaction Documents will be subject to customary conditions; including, but not limited to: (a) Cosmos’s satisfactory completion of due diligence, (b) the approval of the Transaction by the Board of Directors and/or the stockholders of Cosmos and the Company, (c) confirmation from Cosmos’s auditors that the financial statements of the Company  can be audited in accordance with PCAOB and SEC rules and regulations.

Management Condition:

Parties agreed that certain current managers of the Company will remain managing directors of the Company. Parties will negotiate in good faith customary service agreements for the managing directors, whereby the Parties agree that the economic terms of such new agreements shall be equal or more favorable for the managing directors compared to their current service agreements.

Definitive Agreements:

In addition to the provisions specifically described herein, the definitive agreements relating to the Transaction will contain standard representations, warranties, survival periods, indemnification, limits on indemnification, covenants, termination rights and other provisions appropriate for a transaction of the type contemplated herein, which may include additional restrictions on the transfers of any newly issued Cosmos stock.

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Exclusivity:

In consideration of the expenses that Cosmos has incurred and will incur in connection with the proposed Transaction, the Company and its owners agree that until the earlier of (a) December 31, 2023 or (ii) such time as this LOI has terminated in accordance with the provisions of the Termination section (such period, the “Exclusivity Period”), neither the Company nor any of its representatives, officers, employees, directors, agents, owners, stockholders, subsidiaries or affiliates (the “Seller Group”) shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Cosmos and its affiliates (an “Acquisition Proposal”) to acquire all or any significant part of the business and properties, capital stock or capital stock equivalents of the Company, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transaction with Cosmos. The Company agrees to immediately notify Cosmos if any member of the Seller Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to Cosmos in reasonable detail the terms of any such indication, request or offer, and will provide Cosmos with copies of all written communications relating to any such indication, request or offer. Immediately upon execution of this LOI, the Company and its owners shall, and shall cause the Seller Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Cosmos and its affiliates regarding an Acquisition Proposal. The Company and its owners represent that no member of the Seller Group is party to or bound by any agreement with respect to an Acquisition Proposal other than under this LOI.

Expenses:	Cosmos agrees that the audit and due diligence shall be conducted at its sole expense.

Confidentiality:

The parties acknowledge that Cosmos is publicly traded on the U.S. NASDAQ (ticker symbol: COSM), and this LOI or a respective press release may be published or otherwise filed with the Securities and Exchange Commission. Any other obligations for non-disclosure shall be governed by a separate agreement between the parties.

Expiration; Termination:	This LOI will remain in effect until 11:59 PM, New York time, on September 30, 2023, unless earlier terminated by the mutual written agreement of the parties.

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Governing Law; Forum

This LOI shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

The parties hereby consent to the concurrent jurisdiction exclusive jurisdiction of the courts of the State of New York and the United States located in New York County, New York in connection with any suit, action or proceeding arising out of or relating in any manner to this LOI, and each of the parties further irrevocably agree to waive any objection to the venue of any such suit or proceeding in either court, or to in personam jurisdiction.

Miscellaneous:

This LOI may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. Transmission of signed originals by electronic version (either as PDF versions or DocuSign) shall be deemed as an exchange of originals.  The headings of the various sections of this LOI have been inserted for reference only and shall not be deemed to be a part of this LOI.

This LOI contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

Third Party Beneficiaries:

Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties and their successors or assigns, any rights or remedies under or by reason of this LOI.

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If you agree with the terms set forth above and desire to proceed with the proposed Transaction on that basis, please sign this LOI in the space provided below.

Dated: May 24th, 2023

COSMOS HEALTH INC.

By:	/s/ Grigorios Siokas
Name:	Grigorios Siokas
Title:	Director and CEO

Agreed and Accepted:

Docpharm Gmbh.

By: /s/ Dr. Mathias Krebs

Name: Dr. Mathias Krebs

Title:   President & CEO

Company Owners

Healthcare & Pharma Holding GmbH

By: /s/ Hartmut Muller

Name:  Hartmut Muller, CEO

Dr. Mathias Krebs

By:  /s/ Dr. Mathias Krebs

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Annex 1

SPA

Paid in Cash : EUR 800,000

1. The amount of EUR 800,000 (acquisition price) will be paid in cash into a designated bank account upon the signing of the SPA between Cosmos and the Company Owners.

Provision of funds: EUR 1,000,000

2. The amount of €1,000,000 (financing) will be provided by a basic credit line onto a designated bank account within 10 days of the signing and the closing of the SPA between Cosmos and the Company Owners.

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